Exhibit 10.1

PFF BANCORP, INC.

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED AGREEMENT (“Agreement”) is made effective as of                      by and between PFF Bancorp, Inc. (the “Holding Company”), a corporation organized under the laws of Delaware, with its principal administrative office at 9337 Milliken Avenue, Rancho Cucamonga, California 91729, and                                          (“Executive”). Any reference to “Institution” or “Bank” herein shall mean PFF Bank & Trust or any successor thereto.

WHEREAS, the Holding Company wishes to assure itself of the services of Executive for the period provided in this Agreement; and

WHEREAS, Executive is willing to serve in the employ of the Holding Company on a full-time basis for said period.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1. POSITION AND RESPONSIBILITIES.

During the period of Executive’s employment hereunder, Executive agrees to serve as                                                   of the Holding Company. Executive shall render administrative and management services to the Holding Company such as are customarily performed by persons in a similar executive capacity. During said period, Executive also agrees to serve, if elected, as an officer and director of any subsidiary of the Holding Company.

2. TERMS.

a) The period of Executive’s employment under this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of thirty-six (36) full calendar months thereafter. Commencing on the date of the execution of this Agreement, the term of this Agreement shall be extended for one day each day until such time as the board of directors of the Holding Company (the “Board”) or Executive elects not to extend the term of the Agreement by giving written notice to the other party in accordance with Section 8 of this Agreement, in which case the term of this Agreement shall be fixed and shall end on the third anniversary of the date of such written notice.

b) During the period of Executive’s employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Holding Company and its, direct or indirect, subsidiaries (“Subsidiaries”) and participation in community and civic organizations; provided, however, that, with the approval of the Board, as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in such Board’s judgment, will not present any conflict of interest with the Holding Company or its Subsidiaries, or materially affect the performance of Executive’s duties pursuant to this Agreement.

c) Notwithstanding anything herein contained to the contrary, Executive’s employment with the Holding Company may be terminated by the Holding Company or Executive during the term of this Agreement, subject to the terms and conditions of this Agreement.

3. COMPENSATION AND REIMBURSEMENT.

a) Executive shall be entitled to a salary from the Holding Company or its Subsidiaries of $             per year (“Base Salary”). Base Salary shall include any amounts of compensation deferred by Executive under any qualified or unqualified plan maintained by the Holding Company and its Subsidiaries. Such Base Salary shall be payable bi-weekly. During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually; the first such review will be made no later than one year from the date of this Agreement. Such review shall be conducted by the Board or by a Committee of the Board delegated such responsibility by the Board (the “Committee”). The Committee or the Board may increase Executive’s Base Salary. Any increase in Base Salary shall become the “Base Salary” for purposes of this Agreement. In addition to the Base Salary provided in this Section 3(a), the Holding Company shall also provide Executive, at no premium cost to Executive, with all such other benefits as provided uniformly to permanent full-time employees of the Holding Company and its Subsidiaries.

b) Executive shall be entitled to participate in any employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement, and the Holding Company and its Subsidiaries will not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites which would materially adversely affect Executive’s rights or benefits thereunder, except to the extent that such changes are made applicable to all Holding Company and Institution employees eligible to participate in such plans, arrangements and perquisites on a non-discriminatory basis. Without limiting the generality of the foregoing provisions of this Section (b), Executive shall be entitled to participate in or receive benefits under any employee benefit plans including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Holding Company and its Subsidiaries in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive shall be entitled to incentive compensation and bonuses as provided in any plan of the Holding Company and its Subsidiaries in which Executive is eligible to participate. Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

c) In addition to the Base Salary provided for by paragraph (a) of this Section 3 and other compensation provided for by paragraph (b) of this Section 3, the Holding Company shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred by Executive performing his obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine.

4. PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

a) Upon the occurrence of an Event of Termination (as herein defined) during Executive’s term of employment under this Agreement, the provisions of this Section shall apply. As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following: (i) the termination, as defined in Treasury Regulation Section 1.409A-1(h)(1)(ii), by the Holding Company of Executive’s full-time employment, hereunder for any reason other than termination governed by Section 5(a) hereof, death, retirement (as defined in the Institution’s employee handbook) or for Cause, as defined in Section 7 hereof; (ii) Executive’s resignation from the Holding Company’s employ, as defined in Treasury Regulation Section 1.409A-1(h)(1)(ii), upon, (A) any failure to elect or reelect or to appoint or reappoint Executive as                                         , unless consented to by Executive, (B) a material change in Executive’s function, duties, or responsibilities with the Holding Company or its Subsidiaries, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1, above, unless consented to by Executive, (C) a relocation of Executive’s principal place of employment by more than 25 miles from its location at the effective date of this Agreement, unless consented to by Executive, (D) a material reduction in the benefits and perquisites to Executive from those being provided as of the effective date of this Agreement, unless consented to by Executive, or (E) breach of this Agreement by the Holding Company. Upon the occurrence of any event described in clauses (A), (B), (C), (D) or (E), above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than sixty (60) days prior written notice given within six (6) full calendar months after the event giving rise to said right to elect; provided, however, an Event of Termination shall not be deemed to have occurred if, during the sixty (60) day notice period, the circumstances giving grounds to the Event of Termination are cured in a manner determined by Executive, in his discretion, to be satisfactory.

b) Upon the occurrence of an Event of Termination, on the Date of Termination, as defined in Section 8, the Holding Company shall be obligated to pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a sum equal to the sum of: (i) the amount of the remaining payments that Executive would have earned if he had continued working for the Holding Company and/or Institution during the remaining unexpired term of this Agreement at Executive’s Base Salary at the Date of Termination; (ii) the amount equal to the annual value of the additional employer-derived contributions that would have been credited directly to Executive’s accounts under the tax-qualified 401(k) plan, employee stock ownership plan and all nonqualified benefit plans that Executive would have earned if he had continued working for the Holding Company and/or Institution during the remaining unexpired term of this Agreement, with such amounts to be calculated by multiplying the last annual amount credited to Executive’s account under each of these plans by the remaining unexpired term of this Agreement; (iii) the portion, if any, of the compensation earned by Executive through the date of the termination of his employment with the Holding Company and/or Institution which remains unpaid as of such date, such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than twenty (20) days following the later of the end of the taxable year of Executive, Holding Company or Bank in which the termination event, as defined in Treasury Regulation Section 1.409A-1(h)(1)(ii), occurs; and (iv) the benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained by the Holding Company and the Institution for their officers and employees. At the election of Executive, which election is to be made prior to an Event of Termination, such cash payments shall be made in a lump sum within thirty (30) days following the Date of Termination or in approximately equal monthly installments during the remaining term of the Agreement with no present value applied; provided, however, that if no election is made, then payments will be made in monthly installments rather than in a lump sum; provided, further, that the final payment shall be made within twenty (20) days following the later of the end of the taxable year of Executive, Holding Company or Bank in which the termination event occurs. Such payments shall not be reduced in the event Executive obtains other employment following termination of employment.

c) Upon the occurrence of an Event of Termination followed by an actual termination of employment, the Holding Company will cause to be continued life, medical, dental and disability coverage substantially equivalent to the coverage maintained by the Holding Company or its Subsidiaries for Executive prior to his termination at no premium cost to Executive, except to the extent such coverage may be changed in its application to all Holding Company or Institution employees on a non-discriminatory basis. Such coverage shall cease upon the expiration of the remaining term of this Agreement. In addition, notwithstanding the foregoing, if the provision of any of the benefits covered by this Section 4(c) would trigger the 20% tax and interest penalties under Section 409A of the Internal Revenue Code (“Section 409A”), then the benefit(s) that would trigger such tax and interest penalties shall not be provided (collectively, the “Excluded Benefits”), and in lieu of the Excluded Benefits the Holding Company shall pay to Executive, in a lump sum within thirty (30) days following the termination event, or within thirty (30) days after such determination should it occur following termination of employment, a cash amount equal to the economic equivalent (defined as the present value of the full monthly premium cost over the remaining unexpired term using the 120% discount rate of the short-term applicable federal rate as set forth in the IRS Regulations) of such Excluded Benefits.

The Holding Company and Executive hereby stipulate that the damages which may be incurred by Executive following any such termination of employment are not capable of accurate measurement as of the date first above written and that the payments and benefits contemplated by Sections 4(b) and (c) constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to Executive’s efforts, if any, to mitigate damages. The Holding Company and Executive further agree that the Holding Company may condition the payments and benefits (if any) due under Sections 4(b)(i), 4(b)(ii), and 4(c) on the receipt of Executive’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Holding Company, the Institution or any subsidiary or affiliate of either of them and the execution of an effective release of claims, consistent with the time frame and terms contained in Section 25 of this Agreement, against the Holding Company and its Subsidiaries in a form to be prescribed by the Holding Company.

d) Executive, the Holding Company and the Bank acknowledge that each of the payments and benefits promised to Executive under this Agreement must either comply with the requirements of Section 409A of the Code and the regulations thereunder or qualify for an exception from Section 409A of the Code. To that end, Executive, the Holding Company and the Bank agree that the termination benefits described in Section 4(b) are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) as short-term deferrals (or payments in substitution for payments that qualify as short-term deferrals) and the benefits described in Section 4(c) are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(a)(5) as amounts not includable in income by virtue of being received under a health plan satisfying Section 105 of the Code or termination benefits exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) as short-term deferrals (or payments in substitution for payments that qualify as short-term deferrals).

5. CHANGE IN CONTROL.

a) For purposes of this Agreement, a “Change in Control” of the Holding Company or the Institution shall mean any of the following events:

(i) the occurrence of any event (other than an event described in Section 5(a)(iii)(A)) upon which any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than (A) a trustee or other fiduciary holding securities under an employee benefit plan maintained for the benefit of employees of the Holding Company; (B) a corporation owned, directly or indirectly, by the stockholders of the Holding Company in substantially the same proportions as their ownership of stock of the Holding Company; or (C) any group constituting a person in which employees of the Holding Company are substantial members, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities issued by the Holding Company representing 20% or more of the combined voting power of all of the Holding Company’s then outstanding securities, excluding any securities purchased by the Holding Company’s employee stock ownership plan and trust;

(ii) the occurrence of any event upon which the individuals who on the date this Agreement is executed are members of the Board, together with individuals whose election by the Board or nomination for election by the Holding Company’s shareholders was approved by the affirmative vote of at least three-quarters of the members of the Board then in office who were either members of the Board on the date this Agreement is executed or whose nomination or election was previously so approved, cease for any reason to constitute a majority of the members of the Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Holding Company;

(iii) the consummation of either:

(A) a merger or consolidation of the Holding Company with any other corporation, other than a merger or consolidation following which both of the following conditions are satisfied:

(I) either (1) the members of the Board of the Holding Company immediately prior to such merger or consolidation constitute at least a majority of the members of the governing body of the institution resulting from such merger or consolidation; or (2) the shareholders of the Holding Company own securities of the institution resulting from such merger or consolidation representing 80% or more of the combined voting power of all such securities of the resulting institution then outstanding in substantially the same proportions as their ownership of voting securities of the Holding Company immediately before such merger or consolidation; and

(II) the entity which results from such merger or consolidation expressly agrees in writing to assume and perform the Holding Company’s obligations under this Agreement; or

(B) a plan of complete liquidation of the Holding Company or an agreement for the sale or disposition by the Holding Company of all or substantially all of its assets;

(iv) the occurrence of an event which would require the Holding Company to report a response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Exchange Act;

(v) the occurrence of an event which would result in a Change in Control of the Institution within the meaning of the Home Owners’ Loan Act of 1933 and the Rules and Regulations promulgated by the Office of Thrift Supervision (“OTS”), as in effect on the date hereof (provided that in applying the definition of change in control as set forth in the Rules and Regulations of the OTS, the Board shall substitute its judgment for that of the OTS); or

(vi) any event that would be described in Section 5(a)(i), (ii), (iii) or (iv) if the term “Institution” were substituted for the term “Holding Company” therein.

b) If a Change in Control has occurred pursuant to Section 5(a) or the Board has determined that a Change in Control has occurred, Executive, at any time within ninety (90) days following the Change in Control, shall have the right to terminate employment and shall be entitled to the benefits provided in paragraphs (c) and (d) of this Section 5 upon his subsequent termination of employment (voluntary or involuntary), unless such termination is because of his Termination for Cause; provided, however, that such benefits paid on account of Executive’s termination due to a Change in Control are paid no later than twenty (20) days following the later of the end of the taxable year of Executive, Holding Company or Bank in which the termination event occurs, and in order to accommodate this payment timing, the ninety (90) day period referenced in this Section 5(b) will be shortened as necessary.

c) Upon Executive’s entitlement to benefits pursuant to Section 5(b), the Holding Company shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, an immediate lump sum equal to three (3) times Executive’s average annual compensation for the three (3) preceding taxable years with such compensation to be paid within thirty (30) days following the termination event. Such annual compensation shall include any Base Salary, commissions, bonuses, the value of employer-derived contributions credited to the accounts of Executive (vested or unvested) under any pension, 401(k), employee stock ownership and profit sharing plan, severance payments, directors or committee fees and fringe benefits paid or to be paid to Executive during such years. If Executive shall have worked less than three (3) taxable years, then the average shall be computed as an average of the number of years worked by Executive. Similarly, if Executive shall have worked for any portion of a taxable year in the three (3) preceding taxable years, then annual compensation for such year shall be annualized. Executive shall also be entitled to (i) the portion, if any, of the compensation earned by Executive through the date of the termination of his employment with the Holding Company which remains unpaid as of such date, such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than thirty (30) days following the termination event and (ii) the benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained by the Holding Company and the Institution for their officers and employees with such payment to be made within thirty (30) days following the termination event. Such payments shall not be reduced in the event Executive obtains other employment following termination of employment.

d) Upon Executive’s entitlement to benefits pursuant to Section 5(b), the Company will cause to be continued life, medical, dental and disability coverage substantially equivalent to the coverage maintained by the Holding Company or its Subsidiaries for Executive prior to his termination at no premium cost to Executive except to the extent such coverage may be changed in its application to all Holding Company or Institution employees on a non-discriminatory basis. Such coverage and payments shall cease upon the expiration of thirty-six (36) months following the Date of Termination. In addition, notwithstanding the foregoing, if the provision of any of the benefits covered by this Section 5(d) would trigger the 20% tax and interest penalties under Section 409A of the Code, then in lieu of the Excluded Benefits the Holding Company shall pay to Executive, in a lump sum within thirty (30) days following the termination event, or within thirty (30) days after such determination should it occur following termination of employment, a cash amount equal to the economic equivalent (defined as the present value of the full monthly premium cost over the remaining unexpired term using the 120% discount rate of the short-term applicable federal rate as set forth in the IRS Regulations) of such Excluded Benefits.

The Holding Company and Executive hereby stipulate that the damages which may be incurred by Executive following any such termination of employment are not capable of accurate measurement as of the date first above written and that the payments and benefits contemplated by Sections 5(c) and (d) constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to Executive’s efforts, if any, to mitigate damages. The Holding Company and Executive further agree that the Holding Company may condition the payments and benefits (if any) due under Sections 5(c) and 5(d) on the receipt of Executive’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Holding Company, the Institution or any subsidiary or affiliate of either of them and the execution of an effective release of claims, consistent with the time frame and terms contained in Section 25 of this Agreement, against the Holding Company and its Subsidiaries in a form to be prescribed by the Holding Company.

e) Executive, the Holding Company and the Bank acknowledge that each of the payments and benefits promised to Executive under this Agreement must either comply with the requirements of Section 409A and the regulations thereunder or qualify for an exception from Section 409A of the Code. To that end, Executive, the Holding Company and the Bank agree that the termination benefits described in Section 5(c) are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) as short-term deferrals (or payments in substitution for payments that qualify as short-term deferrals) and the benefits described in Section 5(d) are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(a)(5) as amounts not includable in income by virtue of being received under a health plan satisfying Section 105 of the Code or termination benefits exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) as short-term deferrals (or payments in substitution for payments that qualify as short-term deferrals).

6. TAX INDEMNIFICATION.

a) This Section 6 shall apply if Executive’s employment is terminated upon or following (i) a Change in Control (as defined in Section 5(a) of this Agreement); or (ii) a change “in the ownership or effective control” of the Holding Company or the Institution or “in the ownership of a substantial portion of the assets” of the Holding Company or the Institution within the meaning of Section 280G of the Code. If this Section 6 applies, then, if for any taxable year, Executive shall be liable for the payment of an excise tax under section 4999 of the Code with respect to any payment in the nature of compensation made by the Holding Company, the Institution or any direct or indirect subsidiary or affiliate of the Holding Company or the Institution to (or for the benefit of) Executive, it shall be the sole obligation and responsibility of the Holding Company to pay to Executive an amount equal to X, determined under the following formula:

X =	E x P
1 - [(FI x (1 - SLI)) + SLI + E + M]

where

E =	the rate at which the excise tax is assessed under section 4999 of the Code;

P =	the amount with respect to which such excise tax is assessed, determined without regard to this Section 6;

FI =	the highest marginal rate of income tax applicable to Executive under the Code for the taxable year in question;

SLI =	the sum of the highest marginal rates of income tax applicable to Executive under all applicable state and local laws for the taxable year in question; and

M =	the highest marginal rate of Medicare tax applicable to Executive under the Code for the taxable year in question.

With respect to any payment in the nature of compensation that is made to (or for the benefit of) Executive under the terms of this Agreement, or otherwise, and on which an excise tax under section 4999 of the Code will be assessed, the payment determined under this Section 6(a) shall be made to Executive on the earlier of (i) the date the Holding Company, the Institution or any direct or indirect subsidiary or affiliate of the Holding Company or the Institution is required to withhold such tax, (ii) the date the tax is required to be paid by Executive or (iii) within thirty (30) days following the termination event. Executive, the Holding Company and the Bank agree that the termination benefits described in this Section 6 are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) as short-term deferrals (or payments in substitution for payments that qualify as short-term deferrals).

b) Notwithstanding anything in this Section 6 to the contrary, in the event that Executive’s liability for the excise tax under section 4999 of the Code for a taxable year is subsequently determined to be different than the amount determined by the formula (X + P) x E, where X, P and E have the meanings provided in Section 6(a), Executive or the Holding Company, as the case may be, shall pay to the other party at the time that the amount of such excise tax is finally determined consistent with the time limitations specified in Section 6(a), an appropriate amount, plus interest, such that the payment made under Section 6(a), when increased by the amount of the payment made to Executive under this Section 6(b) by the Holding Company, or when reduced by the amount of the payment made to the Holding Company under this Section 6(b) by Executive, equals the amount that should have properly been paid to Executive under Section 6(a). The interest paid under this Section 6(b) shall be determined at the rate provided under Section 1274(b)(2)(B) of the Code. To confirm that the proper amount, if any, was paid to Executive under this Section 6, Executive shall furnish to the Holding Company a copy of each tax return which reflects a liability for an excise tax payment made by the Holding Company, at least twenty (20) days before the date on which such return is required to be filed with the Internal Revenue Service.

7. TERMINATION FOR CAUSE.

The term “Termination for Cause” shall mean termination because of a material loss to the Institution or the Holding Company or one of its affiliates caused by Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order or material breach of any provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against the standards for professional competence generally prevailing for executive officers having comparable positions in the savings institution industry. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. Any stock options and related limited rights granted to Executive under any stock option plan, or any unvested awards granted to Executive under any restricted stock benefit plan of the Holding Company or its Subsidiaries, shall become null and void effective upon Executive’s receipt of Notice of Termination for Cause pursuant to Section 8 hereof, and shall not be exercisable by or delivered to Executive at any time subsequent to such Termination for Cause.

8. NOTICE.

a) Any purported termination by the Holding Company or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

b) “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the occurrence of a Change in Control and voluntary termination by Executive in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Holding Company will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

9. POST-TERMINATION OBLIGATIONS.

All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 9 for one (1) full year after the earlier of the expiration of this Agreement or termination of Executive’s employment with the Holding Company. Executive shall, upon reasonable notice, furnish such information and assistance to the Holding Company as may reasonably be required by the Holding Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

10. NON-COMPETITION.

Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Holding Company and its Subsidiaries as it may exist from time to time, is a valuable, special and unique asset of the business of the Holding Company and its Subsidiaries. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Holding Company and its Subsidiaries thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board of Directors or required by law. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Holding Company. In the event of a breach or threatened breach by Executive of the provisions of this Section, the Holding Company will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Holding Company or its Subsidiaries or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Holding Company from pursuing any other remedies available to the Holding Company for such breach or threatened breach, including the recovery of damages from Executive. Executive and the Holding Company specifically agree to be bound to the fullest extent possible under the law as contemplated under the Uniform Trade Secrets Act as adopted by California to the provisions of this paragraph.

11. SOURCE OF PAYMENTS.

a) All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Holding Company subject to Section 11(b).

b) Notwithstanding any provision herein to the contrary, to the extent that payments and benefits, as provided by this Agreement, are paid to or received by Executive under the Amended and Restated Employment Agreement dated                     , between Executive and the Institution (the “Institution Agreement”), such compensation payments and benefits paid by the Institution will be subtracted from any amount due simultaneously to Executive under similar provisions of this Agreement. Payments pursuant to this Agreement and the Institution Agreement shall be allocated in proportion to the level of activity and the time expended on such activities by Executive as determined by the Holding Company and the Institution on a quarterly basis.

12. EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Holding Company or any predecessor of the Holding Company and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

13. NO ATTACHMENT.

a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Holding Company and their respective successors and assigns.

14. MODIFICATION AND WAIVER.

a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. Notwithstanding the preceding sentence, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A and shall be subject to amendment in the future, in such manner as the Holding Company and the Bank may deem necessary or appropriate to effect such compliance; provided that any such amendment shall, to the extent practicable, preserve for Executive the benefit originally afforded pursuant to this Agreement.

b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

15. SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

16. HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. In addition, references to the masculine shall apply equally to the feminine.

17. GOVERNING LAW.

This Agreement shall be governed by the laws of the State of California, unless otherwise specified herein.

18. ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Institution, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

In the event any dispute or controversy arising under or in connection with Executive’s termination is resolved in favor of Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of all back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due to Executive under this Agreement.

19. PAYMENT OF LEGAL FEES.

The Holding Company shall indemnify, hold harmless and defend Executive against reasonable costs, including legal fees, incurred by him in conjunction with or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement; provided, however, that Executive shall have substantially prevailed on the merits pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding. The determination of whether Executive shall have substantially prevailed on the merits and is therefore entitled to such indemnification, shall be made by the court or arbitrator, as applicable. In the event of a settlement pursuant to a settlement agreement, any indemnification payment under this Section shall be made only after a determination of the members of the Board (other than Executive, if Executive is a member of the Board, and any other member of the Board to which Executive is related by blood or marriage) that Executive has acted in good faith and that such indemnification payment is in the best interests of the Holding Company.

20. INDEMNIFICATION.

The Holding Company shall provide Executive (including his heirs, executors and administrators) with coverage, while Executive is employed with the Holding Company, as a named insured under any policy or contract of insurance obtained by the Holding Company to insure their directors and officers against personal liability for acts or omissions in connection with their service as an officer or director of the Holding Company or service in other capacities at the Holding Company’s request, or in lieu thereof, and in any event following termination, the Holding Company shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and damages reasonably incurred by him in connection with or arising out of a bona fide action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Holding Company or conducting any service at the Holding Company’s request (whether or not he continues to be a director or officer at the time of incurring such expenses or damages), such expenses and damages to include, but not be limited to judgments, court costs and attorneys’ fees and the cost of reasonable settlements. The coverage provided to Executive under this Section shall be no less than the coverage provided to the other officers or directors of the Holding Company. Executive, the Holding Company and the Bank agree that the termination benefits described in this Section 20 are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(10) as certain indemnification and liability insurance plans.

21. SUCCESSOR TO THE HOLDING COMPANY.

The Holding Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Holding Company, expressly and unconditionally to assume and agree to perform the Holding Company’s obligations under this Agreement, in the same manner and to the same extent that the Holding Company would be required to perform if no such succession or assignment had taken place.

22. COUNTERPARTS.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

23. REQUIRED REGULATORY PROVISIONS.

Notwithstanding anything herein contained to the contrary, any payments to Executive by the Holding Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and any regulations promulgated thereunder.

24. HOLDING COMPANY AND SUBSIDIARIES.

The Holding Company may satisfy its obligations under this Agreement either directly or indirectly through one or more direct or indirect subsidiaries or affiliates. Executive agrees that this Agreement requires that Executive make his services available to the Holding Company, the Institution and their respective direct or indirect subsidiaries or affiliates as determined by the respective Boards of Directors of the Holding Company and the Institution within the terms and conditions set forth in this Agreement.

25. WAIVER OF ALL EMPLOYMENT CLAIMS UPON RECEIPT OF TERMINATION BENEFITS.

As a condition precedent to any obligation of the Institution or the Holding Company to provide any benefit under Sections 5(c), 5(d) and 6 or Sections 4(b)(i), 4(b)(ii) and 4(c) to Executive:

Executive hereby waives to the fullest extent possible all local, state or federal law claims against the Institution or the Holding Company arising during any period of employment, from the employment relationship, other than claims under the various employee benefit plans of the Institution and the Holding Company; and at the time Executive becomes eligible for payment of any benefit under this Agreement, Executive shall execute a General Release prepared by the Institution and the Holding Company, a copy of which is attached as Exhibit A hereto releasing all possible local, state or federal law claims Executive may have against the Institution or the Holding Company, their directors, officers, employees and agents through the date of payment of any benefit hereunder, for claims arising during any period of employment, from the employment relationship, other than claims under the various employee benefit plans of the Institution and the Holding Company; and any waiver given shall include a waiver pursuant to California Civil Code Section 1542 of all unknown claims arising during any period of employment, from the employment relationship, other than claims under the various employee benefit plans of the Institution and the Holding Company.

This waiver and General Release to be executed at the time Executive becomes eligible for a benefit under this Agreement, explicitly covers claims under the Age Discrimination in Employment Act, Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964 as amended, any state laws of similar effect or any other law purporting to regulate discrimination as to the terms and conditions of employment, employment contractual rights or common law torts. Executive will have at least 21 days, but no more than 45 days, to review this Agreement (and attachments) and has had opportunity to consult with counsel prior to agreeing to the terms of the Agreement. Executive acknowledges that the consideration for the waiver of rights is the termination benefits set out in Sections 5(c), 5(d) and 6 or Sections 4(b)(i), 4(b)(ii) and 4(c) herein and that such termination benefits would not otherwise be provided to Executive.

26. PAYMENTS TO KEY EMPLOYEES.

Notwithstanding anything in this Agreement to the contrary, to the extent required under Section 409A of the Code, no payment to be made to a key employee (within the meaning of Section 409A of the Code which defines a “key employee” as an employee who, at any time during the plan year, is (i) an officer of the employer having an annual compensation greater than $145,000, with such amounts indexed each year in accordance with IRS guidelines; (ii) a 5-percent owner of the employer; or (iii) a 1-percent owner of the employer having an annual compensation from the employer of more than $150,000) on or after the date of his termination of employment shall be made sooner than six (6) months after such termination of employment; provided, however, that to the extent such six (6) month delay is imposed by Section 409A of the Code as a result of a Change in Control as defined in Section 5(a), the payment shall be paid into a rabbi trust for the benefit of Executive as if the six (6) month delay was not imposed with such amounts then being distributed to Executive as soon as permissible under Section 409A of the Code; provided further, that to the extent such six (6) month delay is imposed by Section 409A of the Code unrelated to a Change in Control as defined in Section 5(a) of this Agreement, the payment shall be made directly to Executive as soon as permissible under Section 409A of the Code.

27. INVOLUNTARY TERMINATION PAYMENTS TO EMPLOYEES (SAFE HARBOR).

The parties understand, in the event a payment is made to an employee upon an involuntary termination of employment, as defined in Treasury Regulation Section 1.409A-1(n)(2)(ii), such payment will not be subject to Section 409A of the Code provided that such payment does not exceed two (2) times the lesser of (i) the sum of Executive’s annualized compensation based on the taxable year immediately preceding the year in which termination of employment occurs or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive terminates service (the “Safe Harbor Amount”). However, if such payment exceeds the Safe Harbor Amount, only the amount in excess of the Safe Harbor Amount will be subject to Section 409A of the Code. In addition, if such Executive is considered a key employee, such payment in excess of the Safe Harbor Amount will have its timing delayed and will be subject to the six (6) month wait-period imposed by Section 409A of the Code as provided in Section 26 of this Agreement. Executive, the Holding Company and the Bank agree that the termination benefits described in this Section 27 are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) as the safe harbor for separation pay due to involuntary separation from service, and thus the Safe Harbor portion of the payments to Executive under this Agreement shall be made in accordance with Section 4(b) of this Agreement, with the remainder in excess of the Safe Harbor Amount to be paid as otherwise permitted under Section 409A of the Code. Notwithstanding any other provision contained in this Agreement to the contrary, Executive may direct the timing of the portion of any payment falling within the Safe Harbor Amount provided that such portion of the payment is made no later than the last day of the second taxable year of Executive following the taxable year of Executive in which separation from service occurs.

SIGNATURES

IN WITNESS WHEREOF, PFF Bancorp, Inc. has caused this Agreement to be executed and its seal to be affixed hereunto by its duly authorized officer and its directors, and Executive has signed this Agreement, on the 11th day of                     .

ATTEST:	PFF BANCORP, INC.

By:
Secretary		On behalf of the Board of Directors

[SEAL]

WITNESS:

By: